Exhibit 10.28

October 8, 2007

CONFIDENTIAL

Mr. R. Jeffrey Bailly
12 Boyd Drive
Newburyport, MA 01950

Dear Mr. Bailly:

This letter agreement constitutes the entire agreement between UFP Technologies, Inc. (the “Company”) and you regarding the terms of your employment with the Company.

1.                                       This Agreement shall be effective as of October 8, 2007.

2.                                       You shall serve as President and Chief Executive Officer of the Company on a full-time basis subject to the supervision and direction of the Board of Directors of the Company.  You shall receive the following base compensation: (i) annual salary of not less than $300,000 payable in equal weekly installments; and (ii) a stock grant award to be made by the Compensation Committee of the Board (the “Committee”) on or about January 1 of each calendar year (the “Annual Stock Grant Award”) entitling you to receive on or before December 31 of each year (the “Issue Date”) an aggregate of 25,000 shares of the $.01 par value Common Stock of the Company under the Company’s 2003 Equity Incentive Plan (the “Equity Incentive Plan”), subject to your continued employment with the Company through the Issue Date and subject to the terms and conditions set forth below in this Agreement.  In addition, you shall be eligible for an annual incentive bonus based on an annual bonus plan approved by the Committee and keyed to achievement of such fiscal year financial and strategic objectives of the Company as the Committee may from time to time determine.  Subject to the provisions hereof, your employment by the Company may be terminated by the Company at any time.  You shall not be required to relocate from the Greater Boston, Massachusetts area to discharge your responsibilities in the event the executive offices of the Company are moved outside of such area.

3.                                       In the event of (a) a “Change in Control” of the Company (as hereinafter defined), or (b) the termination of your employment by the Company without “Cause” as hereinafter defined, or the voluntary termination of your employment for “Good Reason” as hereinafter defined, subject to the provisions of Paragraph 12 below, any shares in the Annual Stock Grant

Award not issued to you to which you would otherwise be entitled as of the next Issue Date following such change of change of control or such termination shall be immediately issued to you.  No payment for such shares will be required.  The number of shares shall be subject to adjustment for stock splits, stock dividends and the like in the same manner as provided under Section 8 of the Equity Incentive Plan.  In connection with the issuance of shares pursuant to the Annual Stock Grant Award, subject to the provisions of Paragraph 8 of this Agreement, the Company shall reimburse you for the amount of federal and state income taxes so that you will not be out-of pocket on an after-tax basis with respect thereto.  You acknowledge that such shares will be acquired for investment and not with a view to distribution and that the certificates for such shares shall bear an appropriate legend.

4.                                       a.             A “Change in Control” of the Company shall be deemed to have occurred if, after the date hereof any person (as defined in Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934) shall become at any time or in any manner the beneficial owner of capital stock of the Company representing more than 30% of the voting power of the Company.  In addition, any of the events constituting a “Change in Control” under your Stock Unit Award agreement dated July 1, 2006 (the “2006 Stock Unit Award”) shall also constitute a “Change in Control” under this Agreement except for the event described in Paragraph 2(c)(iii) of the 2006 Stock Unit Award.

b.             “Good Reason” shall mean (i) reduction in your base salary below $300,000 or such higher base salary as is in effect immediately prior to such reduction, (ii) elimination of, or reduction in the number of shares awarded to you pursuant to, the Annual Stock Grant Award, (iii) the failure of the Company to make the tax gross up payments to you in connection with your Annual Stock Grant Award, (iv) elimination of the annual bonus plan referred to in Paragraph 2 above, (v) removal from your positions as President or Chief Executive Officer of the Company, or failure to re-elect or reappoint you to such positions, (vi) a material decrease in your duties or responsibilities or the assignment to you of duties and responsibilities, which are materially inconsistent with such positions, (vii) the Company’s requiring you to relocate your permanent residence outside the Greater Boston, Massachusetts area, or (viii) the failure of the Company to obtain the assumption in writing of its obligations to perform this Agreement by any successor entity pursuant to Paragraph 16 below (which failure shall be a basis for “Good Reason” but shall not give rise to any additional liability).

c.             “Cause” shall mean (i) conviction of, or the entry of a pleading of nolo contendere by you to, a felony or a misdemeanor involving fraud, embezzlement or similar act of dishonesty committed by you against the

Company, with all appeals relating thereto having been successfully exhausted, (ii) the material breach of your obligations under any confidentiality agreement with the Company executed by you, or (iii) your willful and continued failure to perform your employment duties and obligations, unless any of such acts or omissions were done or omitted to be done in good faith and with the reasonable belief that such act or omission was in the best interests of the Company.

5.                                       a.  You shall also be eligible for the grant or award from time to time of shares of restricted stock, bonus stock, options or other stock rights (collectively “Stock Rights”) under the 2003 Equity Incentive Plan, the Company’s 1993 Stock Option Plan, or such other equity-based incentive plan as may hereafter be adopted by the Company, in each case, as the Committee may from time to time determine.

b.   Subject to the provisions of Paragraph 12 below, any unvested Annual Stock Grant Award and all Stock Rights now owned by you or hereafter awarded to you that are fully earned but subject to a vesting schedule will be fully exercisable in the event of (i) a “Change in Control” of the Company or (ii) the termination of your employment by the Company without “Cause”, or termination of your employment for “Good Reason”.

6.                                       The Company shall pay directly or reimburse you for all annual dues, annual assessments, and the costs of entertaining customers and prospective customers at the Ipswich Country Club and the Windward Marina Yacht Club, or similar clubs, and for tax preparation fees incurred by you. The Company shall also reimburse you for the cost of all executive education programs you may attend, including, without limitation, all fees and expenses related to the Young Presidents’ Organization. The Company shall also provide you with an automobile and shall pay all expenses for gas and other maintenance therefor.  You shall also be entitled to participate in such fringe benefit plans and employee benefit plans as are maintained by the Company from time to time for its employees generally, or for its senior executives in particular, on the same basis and subject to the same requirements and limitations as may be made applicable to other senior executive employees of the Company.  Also, the Company will arrange for, and maintain in effect, while you are employed by the Company, at its expense, a whole-life insurance policy on your life payable to your designated beneficiary in the face amount of $1,500,000.  If you are still employed by the Company on January 1, 2010, then effective as of such date, the face amount of such policy shall be increased to $2,000,000.  The face amount of such policy shall be increased by an additional $500,000 at the conclusion of each five-year period thereafter during the term of your employment.  You will be deemed the owner of the policy at all times and the amount of the premium shall constitute taxable income to you.  In addition, the Company will include you under the director and officer liability insurance coverage maintained by the Company.

7.                                       If after the effective date hereof, your employment is terminated without “Cause”, you voluntarily terminate your employment for “Good Reason”, or you voluntarily terminate your employment for any reason or for no reason within a period of six (6) months following a “Change in Control”, then subject to the limitations set forth in this agreement, you will be paid in a lump sum on the date which is (6) months plus one day following such termination, an amount equal to 3 times your average annual compensation for the two full fiscal years preceding the date of such termination (“Termination Pay”).   For purposes of this Paragraph 7, average annual compensation for such fiscal years shall be determined with reference to the aggregate base salary, Annual Stock Grant Award, tax gross-up related to the Annual Stock Grant Award and bonus compensation earned by you in such fiscal years (including any bonus compensation accrued for such fiscal years but not paid as of the date of such termination).  Your Termination Pay will be subject to normal deductions for taxes, benefit plan contributions, other payroll deductions and any amount due the Company as a result of cash advances.  Termination for “Cause” shall not take effect unless you are given prior written notice of the Company’s intention to terminate you for “Cause” specifying in reasonable detail the acts or omissions constituting the alleged “Cause” and a period of thirty (30) days from the date of such notice to correct the matter described by the Company as constituting such alleged “Cause”.  You agree to give the Company at least thirty (30) days prior written notice of the termination of your employment for any reason and the giving of such notice shall be a condition precedent to payment to you of Termination Pay hereunder.  You shall not be entitled to Termination Pay as a result of termination by reason of your death, disability (as defined in Paragraph 9) or retirement.

8.                                       In the event that the aggregate of all payments or benefits made or provided to you under Paragraph 7 above and under all other plans and programs of the Company (the “Aggregate Payment”) is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), then notwithstanding any other provision of this Agreement to the contrary the aggregate amount of payments or benefits paid by the Company to you pursuant to said Paragraph 7 shall be reduced to the maximum amount (if any) that can be so provided without any portion of the Aggregate Payment being subject to any excise tax imposed by Section 4999 of the Code. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to you shall be made by the Company’s independent auditor, provided, however, that you shall have the right to elect which type of benefits hereunder are to be reduced or retained so as to avoid the imposition of said excise tax, and provided further that such right to elect does not itself trigger any additional excise tax or a violation of Paragraph 12 below.

9.                                       In the event of your “disability” as defined herein, your employment shall automatically terminate.  The term “disability” shall mean your inability because of physical or mental incapacity to perform your usual duties as President and Chief Executive Officer of the Company for a period of one hundred eighty (180) days in any consecutive twelve (12) month period.  During such 180 day period, you shall continue to receive your full salary and bonus compensation and all other benefits as provided herein.

10.                                 In the event of termination of your employment for any reason, you shall be entitled to (i) salary through the date of termination and any bonus compensation accrued but not paid as of the date of termination, (ii) reimbursement for reimbursable expenses incurred prior to the date of termination, (iii) payment under any benefit plan maintained for your benefit prior to the date of such termination, (iv) indemnification and coverage under director and officer liability insurance maintained by the Company with respect to your employment prior to the date of such termination, and (v) benefits under any agreements pertaining to Stock Rights referred to in Paragraph 5 to the extent therein provided.  In addition, your health insurance coverage will continue for the period permitted by such coverage for a period of thirty-six months in the event your employment is terminated without “Cause”, or you voluntarily terminate your employment for “Good Reason” subject to the appropriate contribution from you, if applicable.  Upon the expiration of such coverage during such thirty-six month period, the Company will reimburse you for the cost of comparable health insurance coverage, provided however, that the amount of such reimbursement shall be subject to gross-up for federal and state income taxes so that you will not be out-of pocket on an after-tax basis with respect thereto.  The foregoing provisions are subject to the provisions of Paragraph 12 below.

11.                                 In the event of termination of your employment for any reason (whether voluntary or involuntary or with or without “Cause”), then for a period of eighteen (18) months from the date of such termination of your employment, you shall not, directly or indirectly, (a) solicit or pursue, either for yourself or for the benefit of any entity (including any entity by whom you are employed) or assist any such entity (including any entity by whom you are employed) to solicit or pursue, for the purpose of soliciting business for the design and/or manufacture of products which are competitive with any products designed or manufactured by the Company for any customers or clients of the Company who were such at any time within the twelve (12) month period prior to such date of termination; or (b)

attempt to or assist any such entity (including any entity by whom you are employed) in attempting to do any of the following:  (i) hire any person who is or was, at any time within the six (6) month period prior to such date of termination, a director, officer, employee, or agent of the Company (unless the Company terminated such relationship), or encourage any such person to terminate such relationship, (ii) encourage any customer, client, supplier or other business relationship of the Company or any former customer, client, supplier or other business relationship of the Company, to terminate or adversely alter such relationship, whether contractual or otherwise, to the disadvantage of the Company, or (iii) encourage any prospective customer or supplier not to enter into a business relationship with the Company.  You agree that your obligations under this Paragraph 11 are special, unique, and extraordinary and that any breach by you of such obligations shall be deemed material, and shall be deemed to cause irreparable injury not properly compensable by damages in an action at law, and the rights and remedies of the Company under this Paragraph 11 may, therefore, be enforced both at law and in equity, by injunction or otherwise.  For purposes of this Paragraph 11, the term “Company” shall include its subsidiaries or divisions.

12.                                 Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder, including payments for continued health benefits, (without any reduction in such payments or benefits ultimately paid or provided to you, including, for the avoidance of doubt, reimbursement for expenses paid by you to elect and pay for continuation of health care coverage in accordance with COBRA during such period) until the date that is six months and one day following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.

13.                                 If at any time a controversy between you and the Company arises as to the meaning or operation of this Agreement other than a controversy with respect to Paragraph 11 hereof, such controversy shall be submitted to arbitration by either party in Boston, Massachusetts, before an arbitrator to be named by the President of the Boston Branch of the American Arbitration Association.  Such arbitration proceedings shall be conducted in accordance with the rules and procedures then in effect of the American Arbitration Association.  The decision of the arbitrator shall be binding upon the parties and judgment on any award made by the arbitrator may be entered in any court having jurisdiction thereof.  The costs of the arbitrator shall be borne equally by you and the Company.  Each party will bear his or its own legal costs.

14.                                 This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts without reference to principles of conflict of laws.

15.                                 This Agreement contains the entire agreement of the parties in respect of this transaction and supersedes any prior agreement or understanding relating to your employment by the Company, including without limitation, your employment agreement dated April 4, 1995 and your employment agreement dated April 3, 2000.  This Agreement shall also constitute an amendment of your Stock Unit Awards granted on July 1, 2006 and February 26, 2007.  To the extent there exists any inconsistency in the terms and conditions of said Stock Unit Award Agreements and this Agreement, the provisions of this Agreement shall control.  No amendment or modification of any provision hereof will be valid unless in writing signed by both parties.  Any waiver must be in writing and signed by you or an authorized officer of the Company, as the case may be.

16.                                 This Agreement shall be binding upon and inure to the benefit of: (a) the Company, and any successors or assigns of the Company, whether by way of a merger or consolidation, or liquidation of the Company, or by way of the Company selling all or substantially all of the assets and business of the Company to a successor entity; and, subject to the Company’s right to terminate your employment at any time, the Company agrees to require any successor entity to expressly assume or unconditionally guarantee the Company’s obligations under this Agreement (unless such obligations are assumed by operation of law); and (b) you and your heirs, executors and administrators.

17.                                 Any notice or other communication required hereunder shall be in writing, shall be deemed to have been given and received when delivered in person, or, if mailed, shall be deemed to have been given when deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, and shall be deemed to have been received on the third business day thereafter, and shall be addressed as follows:

If to the Company, addressed to:

172 E. Main Street
Georgetown, MA 01833
Attn: Vice President - Finance

If to you, addressed to:

12 Boyd Drive
Newburyport, MA 01950

or such other address as to which any party hereto may have notified the other in writing.

If this letter correctly sets forth our understanding and agreement, please indicate your acceptance by signing both copies of this letter and returning one copy.

Very truly yours,

/s/ Ronald J. Lataille
Ronald J. Lataille,
Chief Financial Officer
Agreed To: October 8, 2007

/s/ R. Jeffrey Bailly
R. Jeffrey Bailly

Approved by the Compensation Committee as of October 8, 2007

/s/ Marc Kozin
Marc Kozin Chairman of the Compensation Committee